            Imagination in Education

PCS Edventures! Announces Holiday Furlough

BOISE, Idaho – December 7, 2010 -- PCS Edventures!.com, Inc. (OTCBB: PCSV-News) today announced holiday furlough and altered business hours for the weeks prior to and after Christmas.

PCS will scale back its development, fulfillment, and accounting, department operations in a non-paid furlough from December 20th to December 31st this year. Public schools typically stop receiving product prior to Christmas and through the holiday break, so it is not possible to deliver products during the holiday season.   “We experience this holiday slowdown each year when a large percentage of our employees are typically away from the office anyway,” said Robert Grover, President, CTO, and COO of PCS Edventures.  “This year we have decided to implement some cost-saving measures that will coincide with the holiday season when business with schools is virtually nonexistent anyway.”

The PCS sales staff will continue to work during this time, focusing its efforts on the non-school affiliated afterschool programs.  Many of these programs finalize budgets and purchase materials for 2011 summer camps in December and January for delivery to sites after March.  “We have dedicated all of our sales personnel to working the phones during this important business time for afterschool programs,” said Bill Albert, Vice President of the PCS Afterschool Business Unit.  “With December just starting, we are already beginning to receive summer camp orders and anticipate this will continue at a strong pace for the coming 60 days.”

PCS plans to return to full staffing levels and normal hours of business beginning January 3, 2010.

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop contemporary skills for the 21st Century, including critical thinking, problem solving, innovation, creativity, and communications. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 6,000 sites in all 50 United States and 17 foreign countries. Additional information is available on the Internet at www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol “PCSV”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting the factors that could materially affect the Company and its operations are contained in its annual report on Form 10K for the year ended March 31, 2010, and Form 10-Q for the six months ended September 30, 2010 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

For additional information, please contact:

Anthony A. Maher, CEO

(208) 343-3110

tmaher@pcsedu.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel

(830) 693-4400

info@rjfalkner.com